PARTICIPATION AGREEMENT
(Two Well Bores)

Delilah Prospect
Grayson County, Texas

This Participation Agreement (the "Agreement"), when fully executed, will evidence the agreement made and entered into between OKT Resources, LLC (the "Operator") and Imperial Oil and Gas, Inc. (the "Participant.") The Agreement between Operator and Participant is as follows:

1.           Operator is the owner of the oil and gas leases covering the acreage (the "Leased Acreage") described as the Contract Area in the Operating Agreement attached to this Agreement as Exhibit "A" (the "Operating Agreement"). Participant desires to acquire an undivided seventy (70%) percent working interest in the well bores of the following two wells. The Participant will participate in drilling of both the V. Wilson well, (first well) which will be a legal location located in the R. W. Self Survey, A-1159 and the B. Brown well, (second well) which will be a legal location located in the Dodgin Survey, A-377, in Grayson County, Texas, as depicted on the plat attached to this Agreement as Exhibit "B". Both Wells will test the objectives set forth in the Delilah Prospect geological data provided to Participant by Operator. Should for any reason one or both of the well bores be "lost" or abandoned during the drilling due to, but not limited to mechanical, geologic or excessive deviation, Participant shall have the right to participate in the drilling of a replacement well within the same proration unit prescribed by the Texas Railroad Commission. The terms for the funding of the replacement well or wells would be funded under the same promoted terms and conditions as the original wells. The well bore limitation is intended to limit Participant to interest in no more than one well per proration unit.

2.            In order to acquire the working interest set out above, Participant agrees:

A.           To deliver to Operator executed originals of (i) this Agreement; (ii) the Operating Agreement attached as Exhibit "A" and all exhibits to the Operating Agreement, in recordable form; and, (iii) the Authority for Expenditure attached to this Agreement as Exhibit "B" (the "Authority for Expenditure") which sets out the estimated before casing point and after casing point tangible and intangible costs regarding the drilling and completion of the two Wells.

B.           To remit to Operator on or before July 15th, 2010 Participant's proportionate share of the "PUD" (Proved Undeveloped) well bore and geologic prospect fees for two wells. Then Participant will, within thirty days (30) days or less pay the estimated tangible and intangible costs through the running and cementing of the 5 1/2 inch production casing and well head and then balance of completion in connection with drilling the First Well will be payable according to the timing set forth in the Operating Agreement; and,

3.            The oil and gas leases covering the Leased Acreage are burdened by royalty and overriding royalty interests aggregating a eighty two (82%) percent of 8/8. The net revenue interest attributable to Participant's working interest in the Leased Acreage will be seventy eight (78%) percent of 8/8.

4.            It is understood that as to the PUD and geologic fees of $100,000 per well, and the costs of drilling both Wells (or a replacement well or wells), Participant's working interest shall proportionally bear a twenty (20%) percent carried working interest burden for each well in favor of Operator, as to all costs incurred through the tanks for the well (including the cost of plugging and abandonment, if a decision is made to plug and abandon the well). Operator's carried working interest through the tanks shall be free and clear of all costs of drilling, including replacement wells, completion and all equipment through and including all costs associated with the testing, stimulation and completion of one zone or formation. After the completion of the first formation the Operator will pay its prorata share of the subsequent completion costs.

Participation Agreement (Single Well)	1
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Operator reserves a five percent (5%) back-in working interest effective at "payout" as defined below. The five percent (5%) back-in working interest in both of the wellbores shall become effective and automatically vest in Operator at 7 a.m. on the first day of the month following the recovery by Participant, from Participant's share of production (after payment of Lessor royalties, all overriding royalties, including the overriding royalty reserved to Operator, and other interests in production burdening the Leases, and all production, severance, ad valorem, any excise, and other pertinent taxes attributable to production), 100% of the amount paid by Participant to Operator for all of the PUD and geological fees along with all drilling and completion costs, and 100% of all direct costs of material and labor (excluding any costs for overhead, office administration, insurance, amortization or depreciation) incurred in connection with the drilling, testing, completing, equipping, and operating of the two wellbores located on the Lands or any lands pooled with the Lands subsequent to the Effective Date of this Assignment ("Payout"). Payout shall be computed for the purpose of the back-in working interest on a wellbore basis. Upon completion of any well and monthly thereafter, as to each well, until Payout, Operator shall deliver Participant an itemized statement of all direct costs, as described above, which are incurred by Participant on each well. At the end of each month during which there is production from a well, prior to its Payout, Operator shall provide Participant a copy of all production reports related to that well, together with a statement of all income derived from the production.

5.         Operator agrees to use its best efforts to cause operations to be commenced for the drilling of the First Well prior to September 1st, 2010 or 30 days after receipt of drilling and completion funds whichever is sooner. Upon the commencement of the operations, Operator agrees to prosecute operations with due diligence and in a workmanlike manner until the well has been drilled to an approximate depth of 10,400 feet subsurface or to test the base of the Pennsylvanian formation or approximately 100 feet into the Dornick Hills formation.

If Participant elects not to participate (goes non-consent) to the proposed setting of production casing in first Well, Participant shall forfeit all of its interest in the well bore together with its share of the PUD and geological fees. Additionally, if Participant elects not to participate (goes non-consent) in the drilling of or the proposed setting of production casing in the second well then Participant shall forfeit all of its interest in the wellbore together with its share of PUD and geological fees.

6.         After fulfilling all of its obligations under this Agreement, and on payment to Operator of its proportionate share of all related costs, Participant will be given an assignment of its working interest, and related net revenue interest, in the respective well bore. The Assignment shall be in recordable form and shall warrant title against all parties claiming by, through, or under Operator, but not otherwise. The Assignment shall provide that the working interest assigned to Participant is and shall remain subject to the provisions of this Agreement and the Operating Agreement.

7.         With respect to the well bore working interest which Participant desires to acquire, Operator and Participant agree as follows:

Participant's percentage share of PUD and geological fees for two wells and estimated tangible and intangible costs for the first well (including plugging and abandonment costs if the well is a dry hole) through all of the completion cost, is $1,744,475. Participant is purchasing seventy (70%) percent working interest, but will pay eighty seven and one half percent (87.5%) of the following costs:

PUD and Geologic Prospect fee for two wells: $100,000 x 2	$200,000.
Plus
Estimated costs through the completion of first well:	$1,799,400.

Total Cost:	$1,999,400.
Participant's Share @ 87.5%	$1,744,475

Participation Agreement (Single Well)	2
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Participant tenders to Operator the executed Agreement, the executed Operating Agreement attached as Exhibit "A," the executed Authority for Expenditure attached as Exhibit "B".

In case of a conflict of terms or conditions between the Participation Agreement and the Operating Agreement, it is hereby agreed the terms of this Participation Agreement prevail.

Operator and Participant cause this Agreement to be executed by their duly authorized representatives, to be effective as of June 25, 2010.

Operator:		Participant:
OKT Resources, LLC		Imperial Oil and Gas Inc.

Agree to this the 1 day of July 2010		Agree to this the ________ day of ________ 2010

	/s/ David M. Boyce	/s/ Robert R. Durbin
By:	David M. Boyce,	By: Robert R .Durbin, C. E. O.
Manage

Mailing Address:	Mailing Address:
1900 E. 15th; Building 600	PO Box 4675
Edmond, OK 73013	Lago Vista, TX 78645
Tax Identification No:	Tax Identification No:
56-2419869	27-2292818
Telephone Number:	Telephone Number:
405-285-1140	512-422-2493
Fax Number:	Fax Number:
405-285-5895	512-267-0223
E-Mail Address:	E-Mail Address:
dboyce@oktr.com	rdurbin@imperialoilandgas.com
tammy@oktr.com	rledesma@impenaloilandgas.com
E-Mail for reports:	E-Mail for reports:
tammy@oktr.com

[Exhibit "A": Operating Agreement]
[Exhibit "B": Authority for Expenditure]

Participation Agreement (Single Well)	3
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